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TRICO MARINE SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

KISTEFOS AS CHRISTEN SVEAAS ÅGE KORSVOLD
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Kistefos AS on June 10, 2009.

KISTEFOS COMMENTS ON TRICO MARINE SERVICES ANNUAL MEETING

Preliminary Voting Results Show An Overwhelming Majority of Stockholders Want Change At Trico

OSLO, Norway — June 10, 2009 — Kistefos AS, the largest stockholder of Trico Marine Services, Inc. (NASDAQ: TRMA), announced today that it had received overwhelming stockholder support for its proposed Board of Director nominees and corporate governance proposals at Trico’s Annual Meeting of Stockholders. The preliminary results show that:

•      Kistefos Chairman Christen Sveaas received approximately 75 percent of the votes cast for his election to the company’s Board, and approximately two million more votes than incumbent Trico Chairman and CEO Joseph Compofelice.

•      Over five million shares, or approximately 40 percent of the votes cast, withheld support for Mr. Compofelice, who also failed to receive affirmative support from a majority of the outstanding stock.

•      Kistefos CEO Age Korsvold received approximately 52 percent of the votes cast in support of his nomination to the company’s Board.

•      At least three of the four proposals submitted by Kistefos to strengthen Trico’s corporate governance standards received more than 50 percent of the votes cast.

•      Kistefos’ proposal to declassify Trico’s Board of Directors, meaning any Board nominees who are up for election in future years will be eligible for a one-year term instead of the current three-year term, was passed by Trico’s stockholders and will be subject to adoption by the Board.

Kistefos believes that, given the complexity of the contest, these results represent overwhelming stockholder support for change.

Kistefos noted, however, that because Trico’s certificate of incorporation and bylaws require many of the stockholder proposals to receive support from more than two-thirds of the shares outstanding, not just the vote cast, it appears that stockholder voices will not be heard.  Kistefos also said it was concerned that some of management’s support apparently came from stockholders participating in Trico’s recent highly dilutive debt exchange.  Kistefos said that the final results of the vote could not be disclosed until the proxies were reviewed and certified by IVS Associates Inc., the independent Inspector of Elections. The results will be announced after IVS completes its review.

“I would like to thank our fellow stockholders for their strong support of our common goal of restoring value and investor confidence in Trico,” said Christen Sveaas, Chairman of Kistefos. “Regardless of the outcome, we believe that Trico’s stockholders have sent a loud and clear message today: They are demanding change.  Had it not been for Trico’s unusually high two-thirds minimum vote requirement, we would have taken a significant step in that direction today. We urge the Board to take immediate steps to improve corporate governance policies and accountability at Trico to heed the message of change delivered by their stockholders today. Throughout this campaign, management continually attempted to distract stockholders with legal diversions and personal attacks instead of acknowledging accountability for the company’s performance and proposing a strategy to reverse that trend. We will continue to encourage the Trico Board to make positive changes to maximize stockholder value and bring good corporate governance and accountability to the company.”

About Kistefos AS

Kistefos AS is a private investment firm focused on making investments in medium-sized companies. Kistefos typically invests in turnaround opportunities and businesses that experience industry consolidation. Kistefos has holdings in dry cargo-shipping, offshore services and financial services, as well as technology-founded investments and real estate development. Kistefos AS was founded in 1979 and is based in Oslo, Norway.

Contacts

Investors

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Steve Balet, 212-297-0720

or

Media

The Abernathy MacGregor Group

Tom Johnson/Chuck Burgess/Mike Pascale, 212-371-5999